Exhibit 5.4

To:	Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès 08174
Barcelona, Spain

Grifols Worldwide Operations Limited.
Embassy House
Herbert Park Lane
Ballsbridge
Dublin 4
Ireland

April 1, 2015

Re:                             Registration Statement on Form F-4; $1,000,000,000 aggregate principal amount of Grifols Worldwide Operations Limited’s 5.25% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special Spanish counsel to the guarantors listed on Schedule I hereto organized under the laws of the Kingdom of Spain (the “Spanish Guarantors”) in connection with the registration statement on Form F-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) by Grifols Worldwide Operations Limited, a company incorporated under the laws of Ireland (the “Issuer”), the guarantors listed on Schedule I hereto not organized under the laws of Spain (the “Foreign Guarantors”) and the Spanish Guarantors (together with the “Foreign Guarantors”, the “Guarantors”), relating to the issuance of up to $1,000,000,000 aggregate principal amount of the Issuer’s 5.25% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”). The Exchange Notes and the Exchange Guarantees are being issued pursuant to an indenture dated as of March 12, 2014 (the “Indenture”), by and among the Issuer, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Exchange Notes are being offered by the Issuer in exchange for a like aggregate principal amount of its outstanding 5.25% Senior Notes due 2022.

Av. Diagonal, 477, planta 20.08036 Barcelona T +34 93 419 1818 F +34 93 410 2513

Osborne Clarke, España S.I.P - CIF B-65.697.609-Inscrita enel Registro Mercantil de Barcelona, tomo 42 990, folio 78, hoja 8-417, 008, Inscripciõn 1°

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of certain Exchange Guarantees.

In giving this opinion, we have examined:

(i)                                     an executed copy of the Indenture;

(ii)                                  specimens of the Exchange Guarantees;

(iii)                               the incorporation deeds of each of the Spanish Guarantors, each as amended and in effect on the date hereof; and

(iv)                              the bylaws of each of the Spanish Guarantors, each as amended and in effect on the date hereof.

In giving this opinion, we have assumed, with your permission, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all copies of documents submitted to us, and (v) the authenticity of the originals of such copies. As to questions of fact relevant to this opinion, with your permission and without any independent investigation or verification, we have relied upon, and assumed the accuracy of, oral or written statements and representations of officers and other representatives of the Issuer and the Guarantors and others. We also have assumed, with your permission and without any independent verification, (i) the valid existence and good standing of each of the parties to the Exchange Notes, the Exchange Guarantees and the Indenture (collectively, the “Documents”) (other than the Spanish Guarantors), (ii) that the Documents have been duly authorized, executed and delivered by each of the parties thereto (other than the Spanish Guarantors), (iii) that the Documents constitute legally valid and binding obligations of the parties thereto (other than the Spanish Guarantors), enforceable against each of them in accordance with their respective terms. In addition, we have assumed that the Exchange Guarantee of each Spanish Guarantor will be executed and delivered by an authorized officer of such Spanish Guarantor substantially in the form examined by us.

Upon the basis of such examination, we advise you that, in our opinion,

(1)                                 Each Spanish Guarantor is a limited liability company (sociedad anonima) duly incorporated, organized, existing and established under the laws of the Kingdom of Spain.

(2)                                 Each Spanish Guarantor has the power and authority under its corresponding incorporation deed (escritura de constitución) and bylaws (estatutos sociales) to enter into the Exchange Guarantee to which it is a party and perform its obligations thereunder, and has duly taken all necessary corporate action required to authorize execution and delivery of the Exchange Guarantee to which it is a party and the performance of its obligations thereunder.

(3)                                 The entry into, delivery and performance of the obligations under the Exchange Guarantee to which it is a party by each Spanish Guarantor does not violate such Spanish Guarantor’s incorporation deed (escritura de constitución) or bylaws (estatutos sociales) or (ii) any laws of the Kingdom of Spain applicable to such Spanish Guarantor or its properties.

(4)                                 No consent, approval, authorization, order, regulation, qualification or clearance of or with any court or governmental agency or regulatory body in the Kingdom of Spain having jurisdiction over each Spanish Guarantor or any of their properties or of any stock exchange authorities in the Kingdom of Spain is required for (i) the valid authorization, execution and delivery by each Spanish Guarantor of the Exchange Guarantee to which it is a party, (ii) the issuance and delivery by each Spanish Guarantor of the Exchange Guarantee to which it is party or to make interest and all other payments (including on maturity or early redemption) in United States dollars on the Exchange Notes, or (iii) for the consummation of the transactions contemplated hereby or thereby on the part of each Spanish Guarantor.

(5)                                 The choice of the law of the State of New York as the governing law of the Documents is valid and shall be recognized and enforced by the Courts of the Kingdom of Spain. The effectiveness of this choice will be subject to the laws of the State of New York being evidenced to the Spanish courts pursuant to Article 281 of the Civil Procedural Law (Ley de Enjuiciamiento Civil)

The foregoing opinions’ are limited to the laws of the Kingdom of Spain, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

(A)                               Our opinions expressed above are subject to the effects and results of the operations involved in any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, as well as to any principles of public policy (orden público)

(B)                               The term “enforced” in this opinion means that the obligations assumed by the relevant party under the relevant documents are of a type that the Spanish courts would generally enforce. However, it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement before the Spanish courts will be subject to the following:

(i)                                     a Spanish court may refuse to give effect to any provision of the Documents on the grounds that such provision conflicts with Spanish public policy (orden público);

(ii)                                  the Spanish courts will apply the law subject to the equitable principles and may not grant enforcement in the event that they deem a right has not been exercised in good faith or that it has been exercised in abuse of right (abuso de derecho) and will not enforce an obligation in case of fraud;

(iii)                               a Spanish court may issue and award of damages where specific performance is deemed impracticable;

(iv)                              the validity and performance of contractual obligations may not be left at the discretion of one of the contracting parties as per Article 1,256 of the Civil Code (Código Civil); and

(v)                                 a Spanish court may not enforce a contractual provision which requires any party thereto to pay any amounts on the grounds that such provision is a penalty with the meaning of Articles 1,152 et seq. of the Civil Code (Código Civil), which the court considers obviously excessive as a pre-estimate of damages; in this event, the court may reduce the amount of the penalty.

(C)                               Under the Spanish Procedural Law (Ley de Enjuiciamiento Civil) the rules of evidence in any judicial proceeding cannot be modified by agreement between the parties and, consequently, any provision of the Documents in which determinations, certifications, notifications, opinions or the likely made by the parties are to be deemed conclusive in the absence of manifest error would not be upheld by a Spanish court. The assessment of any evidence provided in any judicial proceeding will correspond to the Spanish court. The admissibility of evidence or supporting documentation before a Spanish court or authorities of any document that is not in the Spanish language may be subject to the provision of an officially sworn translation into Spanish.

(D)                               The laws of the State of New York may not be applied by Spanish courts, pursuant to Articles 12.3 and 12.4 of the Civil Code (Código Civil) and Article 16 of the Rome Convention on the law applicable to contractual obligations, if the Spanish courts determine that the choice in the Documents of the laws of the state of New York has been made with the intent of avoiding the application of mandatory Spanish laws or legal requirements or if the applicable laws of the State of New York were contrary to Spanish public policy.

The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.

This opinion may be relied upon and referred to by Proskauer Rose LLP for the purpose of opinions to be rendered by them in connection with the registration of the Exchange Notes and the Exchange Guarantees. We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Validity of Securities.” In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved herein.

Very truly yours,

Osborne Clarke, S.L.P.

/s/ Nuria Martin
Nuria Martin
Partner

SCHEDULE I

Guarantors

Guarantor	Jurisdiction of Incorporation or Organization
Grifols, S.A.	Spain
Biomat USA, Inc.	Delaware, United States
Grifols Biologicals Inc	Delaware, United States
Grifols Shared Services North America, Inc. (f/k/a Grifols Inc)	Virginia, United States
Grifols Diagnostic Solutions Inc. (f/k/a Grifols-Chiron Diagnostics Corp.)	Delaware, United States
Grifols Therapeutics, Inc.	Delaware, United States
Instituto Grifols, S.A.	Spain
Grifols Worldwide Operations USA, Inc.	Delaware, United States